Exhibit 12

Exhibit 12: Computation of Ratio of Earnings to Combined Fixed Charges

	Year Ended December 31,
(in thousands)	2009(1)	2008(1)	2007(1)	2006(1)	2005
Including Interest on Deposits
Earnings:
Income from continuing operations before income taxes	$1,336,102	$581,619	$3,869,556	$3,672,341	$2,829,002
Equity in undistributed earnings of unconsolidated subsidiaries	60,095	55,226	43,324	15,169	18,637

Fixed Charges:
Interest expense on deposits, senior and subordinated, and other borrowings	2,967,470	3,963,284	4,548,311	3,073,289	2,046,639
Portion of rent expense representative of interest	7,858	21,894	35,367	13,734	11,460

Total fixed charges	$2,975,328	$3,985,178	$4,583,678	$3,087,023	$2,058,099
Preferred dividend requirements	$187,980	$16,092	$—	$—	$—

Fixed charges and preferred dividends	$3,163,308	$4,001,270	$4,583,678	$3,087,023	$2,058,099
Earnings	$4,371,525	$4,622,023	$8,496,558	$6,774,533	$4,905,738
Ratio of earnings to fixed charges	1.47%	1.16%	1.85%	2.19%	2.38%
Ratio of earnings to fixed charges and preferred dividends	1.38%	1.16%	1.85%	2.19%	2.38%

Excluding Interest on Deposits
Earnings:
Income from continuing operations before income taxes	$1,336,102	$581,619	$3,869,556	$3,672,341	$2,829,002
Equity in undistributed earnings of unconsolidated subsidiaries	60,095	55,226	43,324	15,169	18,637

Fixed Charges:
Interest expense on deposits, senior and subordinated, and other borrowings	2,967,470	3,963,284	4,548,311	3,073,289	2,046,639
Portion of rent expense representative of interest	7,858	21,894	35,367	13,734	11,460
Interest expense on deposits	(2,093,019)	(2,512,040)	(2,906,351)	(1,814,797)	(1,173,137)

Total fixed charges	$882,309	$1,473,138	$1,677,327	$1,272,226	$884,962
Preferred dividend requirements	187,980	16,092	—	—	—

Fixed charges and preferred dividends	1,070,289	1,489,230	1,677,327	1,272,226	884,962
Earnings	2,278,506	2,109,983	5,590,207	4,959,736	3,732,601
Ratio of earnings to fixed charges	2.58%	1.43%	3.33%	3.90%	4.22%
Ratio of earnings to fixed charges and preferred dividends	2.13%	1.42%	3.33%	3.90%	4.22%

(1)	Based on continuing operations.